FOR IMMEDIATE RELEASE	CONTACT:
Kevin L. Barnett (614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2008 RESULTS

COLUMBUS, Ohio – May 8, 2008 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the first quarter ended March 31, 2008.

Net income for the quarter was $864,000, or $.13 per basic and $.12 per diluted share, compared with net income of $1,213,000, or $.12 per basic and $.11 per diluted share, in the first quarter of 2007. In July 2007, the Company purchased 3,600,000 shares of its common stock which reduced the shares outstanding and had a favorable impact on earnings per share for the three month period ended March 31, 2008 compared to the three month period ended March 31, 2007. Total net sales for the first quarter of 2008 were $29,085,000, compared with $31,229,000 in the same quarter of 2007. The Company’s product sales decreased 15% to $25,983,000, from $30,651,000, for the similar period in 2007. The primary reasons for the decrease in product sales are due to the continued downturn in the North American medium and heavy-duty truck market associated with new federal emissions standards and the general economic conditions.

“The first quarter of 2008 continued to be impacted by the downturn in the medium and heavy duty truck markets and the current uncertainty in the U.S. economy” said Kevin L. Barnett, President and Chief Executive Officer. “While volumes have been challenging, we have continued to focus our efforts on improving our operations and developing new opportunities to build long-term shareholder value. Going forward we continue to expect some recovery in the truck market in 2008” Barnett said.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT) resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets, sometimes driven by federal and state regulations (including engine emission regulations, in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2007 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Income Statement
(in thousands, except per share data)

	Three Months Ended
	03/31/08	03/31/07
	(Unaudited)	(Unaudited)
Product Sales	$25,983	$30,651
Tooling Sales	3,102	578

Net Sales	29,085	31,229
Cost of Sales	24,769	26,403

Gross Margin	4,316	4,826
Selling, General and Admin. Expense	2,814	3,092

Operating Income	1,502	1,734
Interest (Income)Expense – Net	229	(108)

Income before Taxes	1,273	1,842
Income Tax Expense	409	629

Net Income	$864	$1,213

Net Income per Common Share
Basic	$0.13	$0.12

Diluted	$0.12	$0.11

Weighted Average Shares Outstanding:
Basic	6,731	10,264

Diluted	7,037	10,597

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	3/31/08	12/31/07

	(Unaudited)
Assets

Cash	$566	$—
Accounts Receivable	16,010	12,470
Inventories	8,283	8,344
Other Current Assets	3,319	3,218
Property, Plant & Equipment – net	29,691	30,216
Deferred Tax Asset – net	6,210	6,174
Other Assets	1,256	1,273

Total Assets	$65,335	$61,695

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$6,217	$2,252
Current Portion of Long-term Debt	1,876	1,866
Accounts Payable	6,531	8,538
Compensation and Related Benefits	3,524	3,350
Accrued Liabilities and Other	2,369	1,772
Long-term Debt and Interest rate SWAPS	5,813	6,137
Deferred Long-term Gain	—	—
Post Retirement Benefits Liability	16,280	15,953
Stockholders’ Equity	22,725	21,827

Total Liabilities and Stockholders’ Equity	$65,335	$61,695